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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Miller III                          Lloyd                I
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   (Last)                            (First)              (Middle)

  4550 Gordon Drive
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                                    (Street)

   Naples                              FL                 34102
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

             August 22, 2001
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

            ###-##-####
________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

            Fairmarket Inc. - FAIM
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

   Common Stock                          970,888(1)                  I                    By Lloyd I. Miller, III, Trust A-4
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   Common Stock                          707,082(1)                  I                    By Milfam II, L.P.
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   Common Stock                          439,501(1)                  I                    By Lloyd I. Miller, III, Trust C
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                           12,900(1)                  I                    By Lloyd I. Miller, III, Trustee,
                                                                                          GST  f/b/o Catherine C. Miller
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   Common Stock                           12,800(1)                  I                    By Lloyd I. Miller, III, custodian under
                                                                                             Florida UGMA for Alexandra B. Miller
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   Common Stock                           15,400(1)                  I                    By Lloyd I. Miller, III, Trustee,
                                                                                             GST f/b/o Kimberly I. Miller
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   Common Stock                           15,400(1)                  I                    By, Lloyd I. Miller, III, LLC
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   Common Stock                            9,000(1)                  I                    By Wife
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   Common Stock                          176,253(1)                  I                    By Milfam I, L.P.
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   Common Stock                           10,500(1)                  I                    By Lloyd I. Miller, III, custodian under
                                                                                             Florida UGMA for Tyler Dulmage
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   Common Stock                           10,500(1)                  I                    By Lloyd I. Miller, III, custodian under
                                                                                             Florida UGMA for Wylie Dulmage
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

                                                                          (Over)
                                                                 SEC 1473 (7/96)


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FORM 3 (CONTINUED)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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
Explanation of Responses:

(1)The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for the purposes of Section 16 or for any other purpose, except to the extent of his pecuniary interest therein.


            /s/ Lloyd I. Miller, III                            8/31/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1473 (7-96)
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
1.  Name and Address of Reporting Person:    2.  Issuer Name and Ticker or Trading Symbol:   3.  Date of Event Requiring Statement
                                                                                                 (Month/Day/Year)
Miller, III          Lloyd             I.        Fairmarket Inc.- FAIM                             August 22, 2001
4550 Gordon Drive
Naples, FL 34102

(Continued)                                  TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED

1.  Title of Security                        2.  Amount of Securities        3.  Ownership Form       4.  Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or            Beneficial Ownership
                                                                                 Indirect (I) (Instr. 5)     (Instr. 5)

                                             (Instr. 4)
Common Stock                                            15,000(1)                       I             By Lloyd I. Miller, III,
                                                                                                         co-Trustee, Crider GST
Common Stock                                             505,307                        D

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).


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